Exhibit 99.1

Intelligent Bio Solutions Inc. Reports Fiscal Second Quarter and Six-Month Financial Results and Operational Highlights

- Year-over-year revenue increased 114% for the fiscal second quarter and 337% for the six-months ending December 31, 2023 -

- Expanded into New Zealand market and increased market share in existing regions -

NEW YORK, February 09, 2024 – Intelligent Bio Solutions Inc. (“INBS” or the “Company”) (Nasdaq: INBS), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced its financial results for fiscal second quarter and six months ended December 31, 2023, and provided a business update.

“We are very pleased with our fiscal Q2 and six-month revenue results, reflecting our commitment to continuous growth of our customer base and global presence,” said, Harry Simeonidis, President and Chief Executive Officer at Intelligent Bio Solutions. “Our product sales have grown significantly, up 30% for cartridges and 91% for readers in the six months ending December 31, 2023, compared to the same period last year. This increase in volume has boosted our revenue growth to over 110% year over year, and we are seeing a growing awareness of our drug screening solution as we enter new markets and expand our global footprint. Last year our expansion into New Zealand marked a significant milestone, and we anticipate further expansion throughout the Asia-Pacific region this year. Our revenue growth numbers are indicative of an increasing need for an efficient drug screening solution that reduces risk, saves costs, and promotes productivity. We aim to sustain this rapid trajectory throughout 2024.”

Fiscal Second Quarter & Recent Highlights:

●	Entered the New Zealand market, marking a key milestone in the Company’s Asia Pacific expansion strategy.
●	Increased customer portfolio to include VKVP Haulage, State Road Constructions, Titan Cranes and Rigging Pty Ltd. and P&O Ferries. Additionally, the company reported the successful completion of 25,000 Intelligent Fingerprinting tests by its existing customer, Auctus Management Group.
●	The National Association of Testing Authorities (NATA) accredited Intelligent Bio Solutions’ laboratory partner, Racing Analytical Services Limited (RASL), to perform its fingerprint confirmatory drug testing procedure. This accreditation serves as an independent benchmark for technical validation, demonstrating the Company’s commitment to product quality, safety, and reliability for its customers.

Fiscal Second Quarter Ended December 31, 2023, Financial Results

All amounts are expressed in U.S. dollars unless indicated otherwise. All authorized, issued, and outstanding stock and per share amounts reflect the 1-for-20 and 1-for-12 reverse stock split effected by the Company on February 9, 2023, and January 26, 2024, respectively, unless indicated otherwise.

Revenue from sales of goods increased by $0.40 million from $0.36 million to $0.76 million for the quarter ended December 31, 2023, compared to same period in 2022, representing a 114% increase. Revenue from sales of goods increased by $1.20 million from $0.36 million to $1.56 million for the six months ended December 31, 2023, compared to same period in 2022, representing a 337% increase. Increases in revenue are due to the acquisition of Intelligent Fingerprinting Ltd (“IFP”) in October 2022, and growth of the Company’s Asia Pacific business, Intelligent Bio Solutions (APAC) Pty Ltd, in addition to expansion into new regions and growth of the Company in existing markets and regions.

Net loss attributable to INBS increased by $2.76 million from $1.63 million to $4.39 million for the six months ended December 31, 2023, compared to the same period in 2022. This increase is primarily driven by combined results of operations after the acquisition of IFP offset by a recognition of fair value gain on revaluation of convertible notes and holdback Series C Preferred Stock of $1,793,091 during the same period in 2022.

On October 4, 2023, the Company raised approximately $4.38 million prior to deducting underwriting discounts and commissions and offering expenses via a registered underwritten public offering of the Company’s securities. Net proceeds to the Company after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, were approximately $3.79 million. The Company ended the quarter with cash and cash equivalents of approximately $1.12 million.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

LinkedIn | Twitter

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com

+44 (0)7791 720460

(Financial tables follow)

Intelligent Bio Solutions Inc.

Condensed Consolidated Balance Sheets

(Amounts in US$)

	December 31, 2023 (Unaudited)	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,119,004	$1,537,244
Accounts receivable, net	262,834	293,861
Inventories, net	942,050	979,907
Research and development tax incentive receivable	289,167	498,758
Other current assets	331,601	552,791
Total current assets	2,944,656	3,862,561
Property and equipment, net	591,307	690,175
Operating lease right-of-use assets	432,728	546,475
Intangible assets, net	4,858,301	5,255,401
TOTAL ASSETS	$8,826,992	$10,354,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,763,007	$2,610,028
Current portion of operating lease liabilities	250,751	223,447
Current portion of deferred grant income	2,431,900	2,338,057
Current employee benefit liabilities	366,893	358,942
Current portion of notes payable	370,535	353,211
Total current liabilities	5,183,086	5,883,685
Employee benefit liabilities, less current portion	29,993	24,902
Operating lease liabilities, less current portion	228,710	356,165
Notes payable, less current portion	230,969	402,862
Total liabilities	5,672,758	6,667,614
Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 1,476,042 and 194,200 shares issued and outstanding at December 31, 2023 and June 30, 2023, respectively*	14,760	1,942
Treasury stock, at cost, 116 shares as of December 31, 2023 and June 30, 2023, respectively*	(1)	(1)
Additional paid-in capital	49,986,220	46,180,112
Accumulated deficit	(46,202,418)	(41,807,573)
Accumulated other comprehensive loss	(518,379)	(575,496)
Total consolidated Intelligent Bio Solutions Inc. equity	3,280,182	3,798,984
Non-controlling interest	(125,948)	(111,986)
Total shareholders’ equity	3,154,234	3,686,998
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,826,992	$10,354,612

*	Common stock and per share amount have been retroactively adjusted to reflect the decreased number of shares resulting from a 1-for-12 reverse stock split effected on January 26, 2024, and a 1-for-20 reverse stock split effected on February 9, 2023, throughout the condensed consolidated financial statement unless otherwise stated.

Intelligent Bio Solutions Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Loss*

(Unaudited)
(Amounts in US$)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Revenue	$764,063	$356,679	$1,560,157	$356,679
Cost of revenue (exclusive of amortization shown separately below)	(564,815)	(112,635)	(1,128,578)	(112,635)
Gross profit	199,248	244,044	431,579	244,044

Other income:
Government support income	153,204	269,625	263,075	580,945

Operating expenses:
Selling, general and administrative expenses	(1,705,044)	(2,245,289)	(4,162,104)	(3,695,707)
Development and regulatory approval expenses	(348,452)	(1,191)	(452,399)	(80,465)
Depreciation and amortization	(290,313)	(398,156)	(597,873)	(398,156)
Total operating expenses	(2,343,809)	(2,644,636)	(5,212,376)	(4,174,328)
Loss from operations	(1,991,357)	(2,130,967)	(4,517,722)	(3,349,339)

Other income (expense):
Interest expense	(32,468)	(76,767)	(69,916)	(77,832)
Realized foreign exchange loss	(555)	(13,901)	(555)	(16,148)
Fair value gain on revaluation of financial instrument	44,488	1,793,091	175,738	1,793,091
Interest income	3,509	1,473	3,648	9,079
Total other income	14,974	1,703,896	108,915	1,708,190
Net loss	(1,976,383)	(427,071)	(4,408,807)	(1,641,149)
Net loss attributable to non-controlling interest	(6,742)	(6,471)	(13,962)	(12,256)
Net loss attributable to Intelligent Bio Solutions Inc.	$(1,969,641)	$(420,600)	$(4,394,845)	$(1,628,893)

Other comprehensive income, net of tax:
Foreign currency translation gain	$75,133	$361,597	$57,117	$226,038
Total other comprehensive income	75,133	361,597	57,117	226,038
Comprehensive loss	(1,901,250)	(65,474)	(4,351,690)	(1,415,111)
Comprehensive loss attributable to non-controlling interest	(6,742)	(6,471)	(13,962)	(12,256)
Comprehensive loss attributable to Intelligent Bio Solutions Inc.	$(1,894,508)	$(59,003)	$(4,337,728)	$(1,402,855)

Net loss per share, basic and diluted*	$(2.07)	$(5.56)	$(7.68)	$(23.65)
Weighted average shares outstanding, basic and diluted*	949,660	75,690	571,930	68,866

*	Common stock and per share amount have been retroactively adjusted to reflect the decreased number of shares resulting from a 1-for-12 reverse stock split effected on January 26, 2024, and a 1-for-20 reverse stock split effected on February 9, 2023, throughout the condensed consolidated financial statement unless otherwise stated.